BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                           Page
                                                                           ----

Report of Independent Certified Public Accountants, BDO Seidman, LLP....    26

Consolidated Balance Sheets as of December 31, 1998 and 1997............    27

Consolidated Statements of Earnings for the Years Ended December 31,
  1998, 1997 and 1996...................................................    28

Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1998, 1997 and 1996......................................    29

Consolidated Statements of Cash Flows for the Years Ended December 31,
  1998, 1997 and 1996...................................................    30

Notes to Consolidated Financial Statements..............................    31


           See accompanying notes to consolidated financial statements

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Blonder Tongue Laboratories, Inc.:

We have audited the accompanying consolidated balance sheets of Blonder Tongue Laboratories, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Blonder Tongue Laboratories, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.




BDO Seidman, LLP
Woodbridge, New Jersey

February 12, 1999

           See accompanying notes to consolidated financial statements

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                   (In thousands, except per share amounts)

                                                                 December 31,
                                                              -----------------
                                                                1998     1997
         Assets (Note 4)
Current assets:
   Cash................................................       $   542   $   555
   Accounts receivable, net of allowance for doubtful
     accounts of $1,201 and $607, respectively.........        15,988    13,130
   Inventories (Note 2)................................        24,540    17,875
   Other current assets ...............................           597       318
   Deferred income taxes (Note 13).....................         1,445     1,054
                                                              -------   -------
      Total current assets.............................        43,112    32,932
Property, plant and equipment, net of accumulated
   depreciation and amortization (Notes 3 and 5).......         7,968     7,721
Patents, net (Note 11).................................         4,115       176
Goodwill, net (Note 11)................................        13,157       274
Other assets...........................................         1,299     1,169
                                                              -------   -------
                                                              $69,651   $42,272
                                                              =======   =======

         Liabilities and Stockholders' Equity

Current liabilities:
   Revolving line of credit (Note 4)...................        $1,827     $   -
   Current portion of long-term debt, including related
     party debt of $1,278 in 1997 (Note 4).............        19,494     1,866
   Accounts payable....................................         2,134     2,305
   Accrued compensation................................         1,287     1,606
   Other accrued expenses..............................           933       929
   Income taxes (Note 13)..............................           388       171
                                                              -------   -------
      Total current liabilities........................        26,063     6,877
                                                              -------   -------
Deferred income taxes (Note 13)........................           227       412
Long-term debt (Note 4)................................         2,865     3,188
Commitments and contingencies (Notes 5, 6 and 7).......             -         -
Stockholders' equity (Notes 9, 10, 11 and 12):
   Preferred stock, $.001 par value; authorized 5,000
   shares; no shares outstanding.......................             -         -
   Common stock, $.001 par value; authorized 25,000
   shares, 8,370 shares issued at December 31, 1998 and
   8,273 shares issued at December 31, 1997............             8         8
   Paid-in capital.....................................        23,743    21,802
   Retained earnings...................................        17,596    10,483
   Treasury stock at cost, 81 shares at December 31,
     1998 and 40 at December 31, 1997 (Note 9).........          (851)     (498)
                                                              -------   -------
      Total stockholders' equity.......................        40,496    31,795
                                                              -------   -------
                                                              $69,651   $42,272
                                                              =======   =======

           See accompanying notes to consolidated financial statements

               BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)



                                                       Year Ended December 31,
                                                  --------------------------------
                                                    1998        1997        1996
                                                  --------    --------    --------
Net sales .....................................   $ 70,792    $ 62,057    $ 48,862
Cost of goods sold ............................     45,344      39,656      30,613
                                                  --------    --------    --------
   Gross profit ...............................     25,448      22,401      18,249
                                                  --------    --------    --------
Operating expenses:
   Selling expenses ...........................      4,823       4,964       4,780
   General and administrative .................      5,932       4,974       4,355
   Research and development ...................      2,156       1,954       1,972
                                                  --------    --------    --------
                                                    12,911      11,892      11,107
                                                  --------    --------    --------
Earnings from operations ......................     12,537      10,509       7,142
                                                  --------    --------    --------

Other income (expense):
   Interest expense ...........................     (1,596)       (414)       (658)
   Other income ...............................         40         595        --
                                                  --------    --------    --------
                                                    (1,556)        181        (658)
                                                  --------    --------    --------
Earnings before income taxes
                                                    10,981      10,690       6,484
Provision for income taxes (Note 13) ..........      3,868       4,276       2,601
                                                  ========    ========    --------
   Net earnings ...............................     $7,113      $6,414      $3,883
                                                  ========    ========    ========
Basic earnings per share (Note 10) ............   $   0.86    $   0.78    $   0.48
                                                  ========    ========    ========
Basic weighted average shares outstanding
  (Note 10) ...................................      8,292       8,227       8,144
                                                  ========    ========    ========
Diluted earnings per share (Note 10) ..........   $   0.84    $   0.77    $   0.47
                                                  ========    ========    ========
Diluted weighted average shares outstanding
  (Note 10) ...................................      8,471       8,375       8,300
                                                  ========    ========    ========


           See accompanying notes to consolidated financial statements

               BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (In thousands, except per share amounts)



                                                         Common Stock
                                                    ----------------------      Paid-In       Retained      Treasury
                                                     Shares        Amount       Capital       Earnings       Stock          Total
                                                    --------      --------      --------      --------      --------       --------
Balance at January 1, 1996 ...................         7,919      $      8      $ 19,546      $    186      $   --         $ 19,740
  Proceeds from sale of stock ................           182          --           1,606          --            --            1,606
  Proceeds from exercise of
    stock options ............................            84          --             261          --            --              261
  Issuance of common stock in
    exchange for investment ..................             8          --              86          --            --               86
  Net earnings ...............................          --            --            --           3,883          --            3,883
                                                    --------      --------      --------      --------      --------       --------
Balance at December 31, 1996 .................         8,193             8        21,499         4,069          --           25,576
  Proceeds from exercise of
    stock options ............................            80          --             303          --            --              303
  Acquisition of treasury stock ..............          --            --            --            --            (498)          (498)
  Net earnings ...............................          --            --            --           6,414          --            6,414
                                                    --------      --------      --------      --------      --------       --------
Balance at December 31, 1997 .................         8,273             8        21,802        10,483          (498)        31,795
  Proceeds from exercise of
    stock options ............................            29          --             166          --            --              166
  Acquisition of treasury stock ..............          --            --            --            --            (353)          (353)
  Issuance of common stock for
    acquired business ........................            68          --           1,000          --            --            1,000
  Issuance of warrant for
    acquired business ........................          --            --             775          --            --              775
  Net earnings ...............................          --            --            --           7,113          --            7,113
                                                    ========      ========      ========      ========      ========       ========
Balance at December 31, 1998 .................         8,370      $      8      $ 23,743      $ 17,596      $   (851)      $ 40,496
                                                    ========      ========      ========      ========      ========       ========

           See accompanying notes to consolidated financial statements

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)


                                                                                      Year Ended December 31,
                                                                              ----------------------------------------
                                                                                1998            1997            1996
                                                                              --------        --------        --------
Cash Flows From Operating Activities:
   Net earnings .......................................................       $  7,113        $  6,414        $  3,883
   Adjustments to reconcile net earnings to cash
   provided by (used in) operating activities:
      Depreciation and amortization ...................................          2,365           1,130           1,099
      Provision for doubtful accounts .................................            598             327             135
      Deferred income taxes ...........................................           (576)           (518)           (469)
      Changes in operating assets and liabilities, net of acquisition:
        Accounts receivable ...........................................         (3,456)         (4,470)             33
        Inventories ...................................................         (4,147)         (1,847)         (2,638)
        Other current assets ..........................................           (279)             85             503
        Other assets ..................................................           (428)            (10)           (184)
        Income taxes ..................................................            217            (452)             97
        Accounts payable and accrued expenses .........................           (486)          1,631          (2,993)
                                                                              --------        --------        --------
         Net cash provided by (used in) operating activities ..........            921           2,290            (534)
                                                                              --------        --------        --------
Cash Flows From Investing Activities:
   Capital expenditures ...............................................           (879)         (1,424)         (1,471)
   Acquisition of licenses ............................................           --              (163)           (492)
   Acquisition of business ............................................        (19,000)           --              --
                                                                              --------        --------        --------
         Net cash used in investing activities ........................        (19,879)         (1,587)         (1,963)
                                                                              --------        --------        --------
Cash Flows From Financing Activities:
   Net borrowings (repayments) under revolving line of credit .........          1,827          (1,176)         (1,533)
   Repayments of borrowings from stockholders .........................           --              (313)           --
   Proceeds from long-term debt .......................................         19,199             683           3,422
   Repayments of long-term debt .......................................         (1,894)           (487)           (396)
   Proceeds from sale of common stock .................................           --              --             1,606
   Proceeds from exercise of stock options ............................            166             303             261
   Acquisition of treasury stock ......................................           (353)           (498)           --
                                                                              --------        --------        --------
         Net cash provided by (used in) financing activities ..........         18,945          (1,488)          3,360
                                                                              --------        --------        --------
Net (Decrease) Increase In Cash .......................................            (13)           (785)            863
Cash, beginning of year ...............................................            555           1,340             477
                                                                              --------        --------        --------
Cash, end of year .....................................................       $    542        $    555        $  1,340
                                                                              ========        ========        ========
Supplemental Cash Flow Information:
   Cash paid for interest .............................................       $  1,261        $    397        $    650
   Cash paid for income taxes .........................................          4,276           5,251           2,681
                                                                              ========        ========        ========
Non-cash transactions:
   Common stock issued for acquired business ..........................       $  1,000        $   --          $   --
   Warrant issued for acquired business ...............................            775            --              --
   Issuance of common stock in exchange for investment ................           --              --                86
                                                                              ========        ========        ========

           See accompanying notes to consolidated financial statements

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


Note 1 - Summary of Significant Accounting Policies

(a)   Company and Basis of Presentation

      Blonder Tongue Laboratories, Inc. (the "Company") is a manufacturer of television and satellite signal distribution equipment supplied to the private cable television and broadcast industries. The consolidated financial statements include the accounts of Blonder Tongue Laboratories, Inc. and subsidiaries as discussed below. Significant intercompany accounts and transactions have been eliminated in consolidation.

 (b)  Inventories

      Inventories are stated at the lower of cost, determined by the first-in, first-out ("FIFO") method, or market.

(c)   Property, Plant and Equipment

      Property, plant and equipment are stated at cost. The Company provides for depreciation generally on the straight-line method based upon estimated useful lives of 3 to 5 years for office equipment, 5 to 7 years for furniture and fixtures, 6 to 10 years for machinery and equipment, 10 to 15 years for building improvements and 40 years for the manufacturing and administrative office facility.

(d)   Income Taxes

      The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for temporary differences in the recognition of certain income and expenses for financial and tax reporting purposes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

(e)   Intangible Assets

      Intangible assets totaling $18,571 and $1,617 as of December 31, 1998 and 1997, respectively, consist of goodwill, prepaid licensing fees, and acquired patent rights, and are carried at cost less accumulated amortization. Amortization is computed utilizing the straight-line method over the estimated useful life of the respective asset, 3 to 15 years. Accumulated amortization was $1,985 and $724 for 1998 and 1997, respectively.

(f)   Long-Lived Assets

      The Company follows Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 standardized the accounting practices for the recognition and measurement of impairment losses on certain long-lived assets based on non-discounted cash flows. No impairment losses have been recorded through December 31, 1998.

(g)   Statements of Cash Flows

      For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with a maturity of less than three months at purchase to be cash equivalents. The Company did not have any cash equivalents at December 31, 1998, 1997 and 1996.

(h)   Research and Development

      Research and development expenditures for the Company's projects are expensed as incurred.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)

(i)   Revenue Recognition

      The Company records revenues when products are shipped. Customers do not have a right to return products shipped.

(j)   Earnings Per Share

      During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which provides for the calculation of "basic" and "diluted" earnings per share. This Statement, effective for financial statements issued for periods ended after December 15, 1997, required restatement of all prior-period earnings per share data presented. Basic earnings per share includes no dilution and is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options. All periods presented have been restated to comply with the provisions of SFAS 128.

(k)   Treasury Stock

      Treasury Stock is recorded at cost. Gains and losses on disposition are recorded as increases or decreases to additional paid-in capital with losses in excess of previously recorded gains charged directly to retained earnings.

(l)   Derivative Financial Instruments

      The Company utilizes interest rate swaps to manage interest rate exposures. The Company specifically designates interest rate swaps as hedges of debt instruments and recognizes interest differentials as adjustments to interest expense in the period they occur. The Company does not hold or issue financial instruments for trading purposes.

 (m)  Significant Risks and Uncertainties

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Approximately 62% of the Company's employees are covered by a three year collective bargaining agreement, which expires in February, 2002.

      The Company estimates that Headend products accounted for approximately 70% of the Company's revenues in 1998, 80% in 1997 and 84% in 1996. Any substantial decrease in sales of Headend products could have a material adverse effect on the Company's results of operations and financial condition.

      The Company purchases several products from sole suppliers for which alternative sources are not available, such as the VideoCipher(R) and DigiCipher(R) encryption systems manufactured by General Instrument Corporation, which are standard encryption methodology employed on U.S. C-Band and Ku-Band transponders and EchoStar digital satellite receiver decoders, which are specifically designed to work with the DISH Network(TM) and Hughes Network Systems digital satellite receivers for delivery of DIRECTV(TM) programming. An inability to timely obtain sufficient quantities of these components could have a material adverse effect on the Company's operating results. The Company does not have a supply agreement with General Instrument Corporation or any other supplier. The Company submits purchase orders to its suppliers on an as-needed basis.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


(n)   New Accounting Pronouncements

      In June, 1998, SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS 133 standardizes accounting and reporting for derivative instruments and for hedging activities. This statement is effective in the year 2000. The Company will be reviewing this pronouncement to determine its applicability to the Company, if any.

Note 2 - Inventories

Inventories are summarized as follows:
                                                        December 31,
                                                   --------------------
                                                     1998         1997
                                                   -------      -------

Raw materials..................................    $ 9,550      $ 8,740
Work in process................................      2,463        2,907
Finished goods.................................     12,527        6,228
                                                   -------      -------
                                                   $24,540      $17,875
                                                   =======      =======

Note 3 - Property, Plant and Equipment

Property, plant and equipment are summarized as follows:

                                                        December 31,
                                                     ------------------
                                                       1998       1997
                                                     -------    -------
Land...............................................  $ 1,000    $ 1,000
Building...........................................    3,361      3,361
Machinery and equipment............................    5,158      4,623
Furniture and fixtures.............................      395        391
Office equipment...................................      764        729
Building improvements..............................      466        415
                                                     -------    -------
                                                      11,144     10,519
Less:  Accumulated depreciation and amortization...   (3,176)    (2,798)
                                                     -------    -------
                                                     $ 7,968    $ 7,721
                                                     =======    =======

Note 4 - Debt

     In October, 1997, the Company executed a new $15,000 revolving line of credit with its bank, on which funds may be borrowed at the bank's overnight base rate ("OBR") plus a margin ranging from .95% to 2.45%, depending upon the calculation of certain financial covenants (7.95% at December 31, 1998). As of December 31, 1998, the Company had $1,800 outstanding under the line of credit. The line of credit is collateralized by a security interest in all of the Company's assets. The agreement contains restrictions that require the Company to maintain certain financial ratios as well as restrictions on the payment of dividends. In addition, the Company has an acquisition loan commitment which may be drawn upon by the Company to finance acquisitions in accordance with certain terms. The acquisition loan commitment had been $15,000 until March, 1998 when it was increased to $20,000 to accommodate the acquisition of Scientific's Interdiction Business (See Note 11). Funds may be borrowed under the acquisition loan commitment at OBR plus a margin ranging from 1.25% to 2.75%, depending upon the calculation of certain financial covenants. At December 31, 1998, there was $19,000 outstanding under the acquisition loan commitment. The line of credit and the acquisition loan commitment expire on June 30, 1999. The Company is currently in negotiations to renew the line of credit and acquisition loan commitment with interest rates based upon LIBOR plus a variable margin.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)

     The average amount outstanding on the line of credit during 1998 was $544 at a weighted average interest rate of 7.14%. The maximum outstanding under this facility was $4,110 in 1998.

     On May 24, 1996, the Company borrowed $2,800 for a ten year term secured by a mortgage against the Company's Old Bridge Facility. The loan bears interest at the fixed rate of 7.25% through May 1999 and may be negotiated to another fixed rate or remain variable for the remaining seven years of the loan.

Long-term debt consists of the following:

                                                              December 31,
                                                        -----------------------
                                                          1998           1997
                                                        --------       --------
Term loan with a bank bearing interest at
prime rate less 2%, payable in quarterly
installments through June, 1998 ..................      $   --         $    143

Term loan with a bank bearing interest at
7.25%, payable in monthly installments ...........         2,318          2,505

Loan with a bank bearing interest at OBR
plus 2.75%(a) ....................................        19,000           --

Term loans with stockholders bearing
interest at prime, due December 19,
1998(b) ..........................................          --            1,278

Capital leases (Note 5) ..........................         1,041          1,128
                                                        --------       --------
                                                          22,359          5,054
Less:  Current portion ...........................       (19,494)        (1,866)
                                                        --------       --------
                                                        $  2,865       $  3,188
                                                        ========       ========

(a) The Company is in the final stages of negotiations of a term loan with a bank bearing interest at LIBOR plus a variable margin ranging from 1.05% to 2.55% based on certain financial ratios. When executed, the new term loan and interest rate will be effective as of February 1, 1999.

(b) $1,591 of the S Corporation distributions made after September 30, 1995 was lent back to the Company by the principal stockholders on an unsecured basis for a term of three years at an interest rate equal to the rate on the Company's line of credit. These loan agreements with the stockholders provide for payments of accrued interest on a monthly basis with the principal balance due in December, 1998. In 1997, the Company made prepayments of $313 on these notes. In January, 1998, the Company prepaid the balance due plus accrued interest in full satisfaction of these notes.

     The fair value of the debt approximates the recorded value based on the borrowing rates currently available for loans with similar terms and maturities.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


            Annual maturities of long-term debt at December 31, 1998 are:

                      1999...............    $19,494
                      2000...............        515
                      2001...............        464
                      2002...............        315
                      2003...............        187
                      Thereafter.........      1,384
                                             =======
                                             $22,359
                                             =======

Note 5 - Commitments and Contingencies

Leases

     The Company leases certain factory and automotive equipment under noncancellable operating leases expiring at various dates through December 2002.

     Future minimum rental payments, required for all noncancellable leases are as follows:

                                                          Capital      Operating
                                                          -------      ---------
1999 ..............................................       $   378       $   129
2000 ..............................................           378            60
2001 ..............................................           308            26
2002 ..............................................           124            14
2003 ..............................................          --               2
                                                          -------       -------
Total future minimum lease payments ...............         1,188       $   231
                                                          =======       =======
Less:  amounts representing interest ..............          (147)
                                                          =======
Present value of minimum lease payments ...........       $ 1,041
                                                          =======

     Property, plant and equipment included capitalized leases of $1,533, less accumulated amortization of $449, at December 31, 1998, and $1,331, less accumulated amortization of $183, at December 31, 1997.

     Rent expense, net of sublease income was $12, $31 and $77 for the years ended December 31, 1998, 1997 and 1996 respectively. Rent expense was $12, $43 and $79 for the years ended December 31, 1998, 1997 and 1996, respectively.

Litigation

     The Company is a party to certain proceedings incidental to the ordinary course of its business, none of which, in the current opinion of management, is likely to have a material adverse effect on the Company's business, financial condition, or results of operations.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


Note 6 - Benefit Plans

Defined Contribution Plan

     The Company has a defined contribution plan covering all full time non-union employees qualified under Section 401(k) of the Internal Revenue Code, in which the Company matches a portion of an employee's salary deferral. The Company's contributions to this plan were $122, $59 and $54 for the years ended December 31, 1998, 1997 and 1996, respectively.

Defined Benefit Pension Plan

     Substantially all union employees who meet certain requirements of age, length of service and hours worked per year are covered by a Company sponsored non-contributory defined benefit pension plan. Benefits paid to retirees are based upon age at retirement and years of credited service. Net periodic pension cost for this plan includes the following components:

                                             December 31,
                                      ---------------------------
      Components of net periodic      1998       1997       1996
      pension cost:                   -----    --------   -------
      Service cost.................   $ 118        $ 81      $ 78
      Interest cost................      64          56        49
      Actual return on plan assets.     (57)        (90)      (63)
      Recognized net actuarial loss       6          42        29
                                      -----    --------   -------
      Net periodic pension cost....   $ 131        $ 89      $ 93
                                      =====    ========   =======

     The funded status of the plan and the amounts recorded in the Company's consolidated balance sheets are as follows:

                                                        December 31,
                                                      ----------------
                                                       1998      1997
                                                      ------   -------
      Change in benefit obligation:
      Benefit obligation at beginning of year......    $ 862     $ 753
      Service cost                                       118        81
      Interest cost................................       64        56
      Amendment to discount rate...................       86        --
      Actuarial loss...............................       --       104
      Benefits paid................................      (24)     (132)
                                                      ------   -------
      Benefit obligation at end of year............    1,106       862
                                                      ------   -------

      Change in plan assets:
      Fair value of plan assets at beginning
        of year....................................      762       681
      Actual return on plan assets.................       57        90
      Employer contribution........................      120       123
      Benefits paid................................      (24)     (132)
                                                      ------   -------
      Fair value of plan assets at end of year.....      915       762
                                                      ------   -------

      Funded status................................     (191)     (100)
      Unrecognized net actuarial loss..............      360       290
      Unrecognized net transition liability........      (79)      (89)
                                                      ------   -------
      Prepaid benefit cost.........................     $ 90     $ 101
                                                      ======   =======

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


Key economic assumptions used in these determinations were:

                                                       December 31,
                                                      -------------
                                                      1998     1997
                                                      ----     ----
      Discount rate................................    7.0%     7.5%
      Expected long-term rate of return............    7.0%     7.0%

Note 7 - Related Party Transactions

     On January 1, 1995, the Company entered into a consulting and non-competition agreement for a period of five years with a director, who is also the largest stockholder. During this period, the director will provide consulting services on various operational and financial issues and is currently paid at an annual rate of $130 but in no event is such amount permitted to exceed $150. The director also agreed to keep all Company information confidential and will not compete directly or indirectly with the Company for the term of the agreement and for a period of two years thereafter.

Note 8 - Concentration of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits and trade accounts receivable.

     The Company maintains cash balances at several banks located in the northeastern United States. As part of its cash management process, the Company periodically reviews the relative credit standing of these banks.

     Credit risk with respect to trade accounts receivable is concentrated with ten of the Company's customers. These customers accounted for approximately 48% and 64% of the Company's outstanding trade accounts receivable at December 31, 1998 and 1997, respectively. These customers are distributors of telecommunications and private cable television components, and providers of private cable television service. The Company performs ongoing credit evaluations of its customers' financial condition, uses credit insurance and requires collateral, such as letters of credit, to mitigate its credit risk. The deterioration of the financial condition of one or more of its major customers could adversely impact the Company's operations.

     For the year ended December 31, 1998, the Company's largest customer accounted for approximately 10% of the Company's sales. At December 31, 1998, this customer accounted for approximately 2% of the Company's outstanding trade accounts receivable. Management believes these amounts to be collectible. A different customer accounted for approximately 16% of the Company's sales in 1997 while a third customer accounted for approximately 17% of the Company's sales in 1996.

Note 9 - Stockholders' Equity

     In December, 1995, the Company sold 2,200 shares of Common Stock at a price of $9.50 per share in a public offering which generated net proceeds of approximately $18,334. The proceeds were used to repay outstanding bank debt, purchase the Company's manufacturing facility, make certain S Corporation distributions and for working capital.

     In January, 1996, an additional 182 shares of Common Stock were sold at a price of $9.50 per share pursuant to the exercise of the underwriters' over-allotment option which generated net proceeds of approximately $1,606.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


Stock Repurchase Program

     On April 1, 1997, the Company announced that its Board of Directors authorized management to purchase up to 100 shares of its common stock. Purchases will be made from time to time in the open market, and it is expected that the funding of this program will come from operating cash flow and existing bank facilities. As of December 31, 1998, the Company had repurchased 81 shares under this new program.

Note 10 - Earnings Per Share

     Basic and diluted earnings per share for each of the three years ended December 31, 1998, 1997 and 1996 are calculated as follows:


                                            Net Income         Shares        Per Share
                                           (Numerator)      (Denominator)      Amount
                                           -------------------------------------------
For the year ended December 31, 1998:

  Basic earnings per share                    $7,113            8,292           $0.86

  Effect of assumed
  conversion of employee
  stock options                                 --                179
                                              ------            -----           -----

  Diluted earnings per share                  $7,113            8,471           $0.84
                                              ======            =====           =====

For the year ended December 31, 1997:

  Basic earnings per share                    $6,414            8,227           $0.78

  Effect of assumed
  conversion of employee                        --                148
  stock options
                                              ------            -----           -----

  Diluted earnings per share                  $6,414            8,375           $0.77
                                              ======            =====           =====

For the year ended December 31, 1996:

  Basic earnings per share                    $3,883            8,144           $0.48

  Effect of assumed
  conversion of employee                        --                156
  stock options
                                              ------            -----           -----

  Diluted earnings per share                  $3,883            8,300           $0.47
                                              ======            =====           =====

Note 11 - Acquisition

     On March 26, 1998, the Company acquired all of the assets and technology rights of the interdiction business (the "Interdiction Business") of Scientific-Atlanta, Inc. ("Scientific") for a purchase price consisting of (i) $19,000 in cash, (ii) 68 shares of the Company's common stock, (iii) a warrant to purchase 150 additional shares of the Company's common stock at an exercise price of $14.25 per share and (iv) assumption by the Company of certain obligations under executory contracts with vendors and customers and certain warranty obligations and current liabilities of the Interdiction Business. The Interdiction Business generated approximately

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


$16,000 in revenues for the prior twelve month period. The Company believes that Scientific's interdiction products, which have been engineered primarily to serve the franchised cable market, will supplement the Company's VideoMask(TM) products, which are primarily focused on the Private Cable market. In addition, the Company expects that the technology acquired as part of the Interdiction Business will enhance its ability to design products that meet the specific needs of all cable providers, while improving its position in the franchised cable market.

     The acquisition has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board No. 16 with the net assets recorded at fair market value and operations included in the financial statements from the date of acquisition. The allocation of the purchase price was recorded to inventory $2,518, property, plant and equipment $472, patents $4,200 and goodwill $13,585.

     The following table presents the unaudited pro forma results of operations as though the acquisition of Scientific-Atlanta, Inc.'s Interdiction Business occurred on January 1, 1997:

                                          Year Ended December 31,
                                          -----------------------
                                            1998          1997
                                           -------      -------

               Net sales                   $76,782      $77,833
               Earnings from
               operations                   13,682        8,829
               Net income                    8,251        4,565
               Basic earnings per share       1.00         0.55
               Diluted earnings per share     0.97         0.55



Note 12 - Stock Option Plans

     In 1994, the Company established the 1994 Incentive Stock Option Plan (the "1994 Plan"). The 1994 Plan provides for the granting of Incentive Stock Options to purchase shares of the Company's common stock to officers and key employees at a price not less than the fair market value at the date of grant as determined by the compensation committee of the Board of Directors. The maximum number of shares available for issuance under the plan was 298. Options become exercisable as determined by the compensation committee of the Board of Directors at the date of grant. Options expire ten years from the date of grant.

     In October, 1995, the Company's Board of Directors and stockholders approved the 1995 Long Term Incentive Plan (the "1995 Plan"). The 1995 Plan provides for grants of "incentive stock options" or nonqualified stock options, and awards of restricted stock, to executives and key employees, including officers and employee Directors. The 1995 Plan is administered by the Compensation Committee of the Board of Directors, which determines the optionees and the terms of the options granted under the 1995 Plan, including the exercise price, number of shares subject to the option and the exercisability thereof, as well as the recipients and number of shares awarded for restricted stock awards; provided, however, that no employee may receive stock options or restricted stock awards which would result, separately or in combination, in the acquisition of more than 100 shares of Common Stock of the Company under the 1995 Plan. The exercise price of incentive stock options granted under the 1995 Plan must be equal to at least the fair market value of the Common Stock on the date of grant. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the Common Stock on the date of grant, and the term of the option may not exceed five years. The term of all other incentive stock options granted under the 1995 Plan may not exceed ten years. The aggregate fair market value of Common Stock (determined as of the date of the option grant) for which an incentive stock option may for the first time become exercisable in any calendar year may not exceed $100. The exercise price for nonqualified stock options is established by the Compensation Committee, and may be more or less than the fair market value of the Common Stock on the date of grant.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


     Generally, options granted under the 1995 Plan are exercisable over the term of the option, as provided by the Compensation Committee. Upon any merger or consolidation, if the Company is not the surviving corporation, all outstanding options granted shall terminate unless such options are assumed or other options are substituted therefor by the successor corporation, or the vesting of such shares is accelerated by the Compensation Committee.

     Under the 1995 Plan awards may be made to key executive employees of restricted stock which is forfeitable unless the employee remains in the employ of the Company for five years and does not violate other terms of the award, such as non-transferability. Exceptions to forfeiture are provided for the cases of retirement at age 65 or death while in employment. No restricted shares have been awarded under the 1995 Plan.

     Stockholders have previously approved a total of 750 shares of common stock for issuance under the 1995 Plan, as amended to date.

     In December, 1995, the stockholders of the Company approved the adoption of the Company's 1996 Director Option Plan (the "1996 Plan"). Under the 1996 Plan, Directors who within the preceding 12 months have not been employed by the Company and have not served as a consultant to the Company where annual compensation exceeds $100, are eligible to receive options to purchase 0.5 shares of the Company's Common Stock for each year of service on the Board. The exercise price for such shares is the fair market value thereof on the date of grant (which is December 31 of each year) and the options are subject to a one-year vesting requirement. The options become exercisable, in whole or in part, during the second through sixth years from the date of grant. Under the 1996 Plan the grant of options is automatic to each eligible Director serving on December 31 of any year provided the Director had served in such capacity since June 30 of such year. A maximum of 25 shares may be awarded under the 1996 Plan which expires January 2, 2006. The plan is administered by a committee presently comprised of James A. Luksch and Robert J. Palle, Jr.

     During October, 1997, subject to stockholder approval, the Board of Directors amended the 1996 Plan to provide that it would be administered by the Board of Directors rather than the 1996 Plan Committee, and that rather than providing for annual automatic grants of options for a specified number of shares to all non-employee Directors, the Board would have the power to grant options to non-employee Directors at its discretion from time to time to purchase the number of shares of Common Stock determined by the Board; provided, however, that no Director would be permitted to receive options to purchase more than 2 shares of Common Stock in any one calendar year.

     During December, 1997, the Board of Directors adopted the Amended and Restated 1996 Director Option Plan (the "Amended 1996 Plan") subject to stockholder approval. The Amended 1996 Plan incorporates the amendments to the 1996 Plan the Board had approved in October, 1997, as well as certain additional amendments, and restates the 1996 Plan as amended. Under the Amended 1996 Plan, Directors who are not currently employed by the Company or any subsidiary of the Company and have not been so employed within the preceding six months are eligible to receive options from time to time to purchase the number of shares of Common Stock determined by the Board; provided, however, that no Director is permitted to receive options to purchase more than 5 shares of Common Stock in any one calendar year. The exercise price for such shares is the fair market value thereof on the date of grant, and the options vest as determined in each case by the Board of Directors. Options granted under the Amended 1996 Plan must be exercised within 10 years from the date of grant. A maximum of 100 shares of Common Stock are subject to issuance under the Amended 1996 Plan. The plan will be administered by the Board of Directors. Also subject to stockholder approval and in keeping with the terms of the Amended 1996 Plan, in 1997 no Director received the grant of an option to purchase 0.5 shares of Common Stock at year end provided for in the original 1996 Plan.

     In 1996, the Board of Directors granted a non-plan, non-qualified option for 10 shares to an individual, who was not an employee or director of the Company at the time of the grant. The option was originally exercisable at $10.25 per share and expires in 2006. This option was repriced to $6.88 per share on September 17, 1998.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


Stock Option Repricing

     During the third quarter of 1998, the Compensation Committee of the Board of Directors observed that, despite the strong financial performance of the Company over the past several months attributable to the contributions of the Company's employees, officers and Directors, the market price of the Company's Common Stock had recently declined significantly due to market forces and other outside factors. The decline in the Company's stock price caused many of its outstanding stock options granted to employees, officers and Directors to have exercise prices above (in many cases significantly above) the current market price for the Common Stock. The Compensation Committee was of the view that stock options with exercise prices well above the market value of the Company's Common Stock do not serve any incentive function and do not serve to retain employees of the Company. Accordingly, in an effort to ensure that the Company continues to provide meaningful, long-term incentive compensation to and retains its employees, officers and Directors through stock option grants, on September 4, 1998, the Compensation Committee recommended and the Board approve a repricing (the "Repricing") of all outstanding, unexercised stock options held by the Company's employees, officers and Directors having exercise prices exceeding the fair market value of the Common Stock as of September 17, 1998 (the "Affected Options"), provided, that no options would be repriced if the fair market value for the Common Stock exceeded $7.50 per share on September 17, 1998 (the "Effective Date"). The fair market value for the Common Stock as of the Effective Date was determined by the Board to be $6.88 per share (the "New Exercise Price"), which was the average of the high and low sales prices for the Common Stock on the American Stock Exchange on the Effective Date.

     All of the Company's optionholders were required to elect whether or not they wished to have their Affected Options repriced as of the Effective Date. Those who elected not to reprice their options retained their existing options without change. Those who elected to have their Affected Options repriced had such options cancelled as of the Effective Date, with new options (the "New Options") being granted as of such date on the same terms and in the same amounts except (i) all New Options have an exercise price equal to the New Exercise Price and (ii) the New Options retained the same vesting schedule as the options they replaced, except that (x) options which were already vested as of the Effective Date were treated as first becoming vested on the Effective Date and (y) in certain cases the vesting of a portion of the New Options was delayed in order to preserve the "incentive stock option" status of such options under the Internal Revenue Code.

     Neither James A. Luksch nor Robert J. Palle, Jr. elected to reprice any of their stock options in the Company. The Company has not conducted any other repricings of stock options during the last ten fiscal years.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)



                                                   Weighted-                        Weighted-
                                                    Average                          Average
                                 1994              Exercise        1995             Exercise      1996         Weighted-Average
                               Plan (#)            Price ($)     Plan (#)           Price ($)    Plan (#)      Exercise Price ($)
                               --------            ---------     --------           ---------    --------      ------------------
Shares under option:
   Outstanding at
      January 1, 1996             269                 3.21          --                  --         --                 --
      Granted                      34                10.38         227                 9.72         2               8.50
      Exercised                   (84)                3.10          --                   --        --                 --
      Canceled                     (6)                4.33          (2)                9.63        --                 --
   Outstanding at
      December 31, 1996           213                 4.36         225                 9.72         2               8.50
      Granted                      --                   --         254(a)              9.27        --(b)              --
      Exercised                   (67)                2.77         (12)                9.63        --                 --
      Canceled                     (5)                4.33         (33)                9.35        --                 --
   Outstanding at
      December 31, 1997           141                 5.13         434                 9.49         2               8.50
      Granted                       6                 6.88         903                 7.86        49               9.41
      Exercised                   (19)                3.23         (11)                9.63        --                 --
      Canceled                     (6)                9.38        (665)                9.74       (25)             11.90
Outstanding at
      December 31, 1998           122
                                                      5.30         661                 7.00        26               6.91
Options exercisable at
December 31, 1998                  93                 4.92         186                 7.15         6               7.03

Weighted-average
fair value of
options granted
during: 1996                 $   6.36                            $6.27                      $    5.53
        1997                       --                            $5.81                             --
        1998                 $   4.67                            $5.42                      $    4.88


------------
(a) Does not include options to purchase an aggregate of 30 shares of common stock which were conditionally granted by the Compensation Committee of the Board of Directors, subject to stockholder approval of an increase in the number of shares of common stock subject to issuance under the 1995 Plan.

(b) Does not include options to purchase an aggregate of 4 shares of common stock which were conditionally granted by the Board of Directors, subject to stockholder approval of the Amended 1996 Plan.

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


     The following table summarizes information about stock options outstanding at December 31, 1998:



                            Options Outstanding                                              Options Exercisable
---------------------------------------------------------------------------------------------------------------------------


                        Number of           Weighted-
                         Options             Average             Weighted-                Number            Weighted-
Range of Exercise    Outstanding at         Remaining             Average            Exerciseable at         Average
    Prices ($)          12/31/98         Contractual Life     Exercise Price ($)         12/31/98        Exercise Price ($)
---------------------------------------------------------------------------------------------------------------------------
1994 Plan:
         2.57               41                 5.6 years             2.57                     41               2.57
         4.33               47                 6.0                   4.33                     29               4.33
         6.88                6                 7.9                   6.88                      4               6.88
        10.59               28                 2.6                  10.59                     19              10.59
                           ---                                                               ---
2.57 to 10.59              122                 5.2                   5.30                     93               4.92
                           ===                                                               ===


1995 Plan:
         6.88              640                 8.1                   6.88                    172               6.88
        10.59               21                 2.6                  10.59                     14              10.59
                           ---                                                               ---
6.88 to 10.59              661                 7.9                   7.00                    186               7.15
                           ===                                                               ===

1996 Plan:
         6.88               25                 8.5                   6.88                      5               6.88
         8.50                1                 4.0                   8.50                      1               8.50
                           ---                                                               ---
                            26                 8.5                   6.91                      6               7.03
                           ===                                                               ===

     The Corporation has adopted the disclosures only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost been recognized for the stock option plans been determined based on the fair value at the date of grant consistent with the provisions of SFAS No. 123, the Corporation's net earnings and net earnings per share would have been reduced to the pro forma amounts indicated below:


                                                     Year Ended December 31,
                                                   ---------------------------
                                                    1998        1997     1996
                                                   ------      ------   ------
Net earnings - as reported                         $7,113      $6,414   $3,883
Net earnings - pro forma                            6,851       5,957    3,686
Basic earnings per share - as reported               0.86        0.78     0.48
Basic earnings per share - pro forma                 0.83        0.72     0.45
Diluted earnings per share - as reported             0.84        0.77     0.47
Diluted earnings per share - pro forma               0.81        0.71     0.44

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


     The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants:


                                    Year Ended December 31,
                                     ------------------------------
                                         1998             1997             1996
                                         ----             ----             ----
          Expected  volatility             61%              60%              65%
          Risk-free interest rate         5.6%             6.0%            6.45%
          Expected lives                    8                6                6
          Dividend yield                 none             none             none


Note 13 - Income Taxes

     The following summarizes the provision for income taxes:


                                                  Year Ended December 31,
                                            -----------------------------------
                                              1998          1997         1996
                                            -------       -------       -------
Current:
  Federal ............................      $ 3,844       $ 3,707       $ 2,372
  State and local ....................          600         1,087           698
                                            -------       -------       -------
                                              4,444         4,794         3,070
Deferred:
  Federal ............................         (495)         (399)         (361)
  State and local ....................          (81)         (119)         (108)
                                            -------       -------       -------
                                               (576)         (518)         (469)
                                            -------       -------       -------
Provision for income taxes ...........      $ 3,868       $ 4,276       $ 2,601
                                            =======       =======       =======

     The provision for income taxes on adjusted historical income differs from the amounts computed by applying the applicable Federal statutory rates due to the following:


                                                     Year Ended December 31,
                                                  -----------------------------
                                                    1998      1997       1996
                                                  -------    -------    -------
Provision for Federal income taxes at the
  statutory rate ..............................   $ 3,734    $ 3,630    $ 2,205
State and local income taxes, net of Federal
  benefit .....................................       549        641        391
Research and development credits ..............        --        (28)       (28)
Adjustment of prior year's accruals ...........      (415)        --         --
Other, net ....................................        --         33         33
                                                  -------    -------    -------
Provision for income taxes ....................   $ 3,868    $ 4,276    $ 2,601
                                                  =======    =======    =======

              BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (In thousands, except per share amounts)


     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                 December 31,
                                              -----------------
                                               1998       1997
                                              ------     ------
Deferred tax assets:
  Allowance for doubtful accounts               $468     $  243
  Inventory                                      785        658
  Accrued vacation                               233        179
  Other                                          117        123
                                              ------     ------
    Total deferred tax assets                  1,603      1,203
                                              ------     ------
Deferred tax liabilities:
  Tax accounting method                          (80)      (165)
  Depreciation                                  (305)      (396)
                                              ------     ------
    Total deferred tax liabilities              (385)      (561)
                                              ------     ------
                                              $1,218     $  642
                                              ======     ======

Note 14 - Export Sales

     The Company exports its products to countries in North and South America, Europe, and Asia. The Company's export sales were approximately 2% in 1998, 3% in 1997, and 5% in 1996. The Company's export sales were concentrated to customers in North and South America for all periods presented.

Note 15 - Quarterly Financial Information - Unaudited


                                                 1998 Quarters                                1997 Quarters
                                                 -------------                                -------------
                                     First      Second      Third     Fourth      First      Second     Third      Fourth
                                    -------------------------------------------------------------------------------------
Net sales                           $15,119    $20,525     $18,929    $16,219    $14,041    $15,575    $16,965    $15,476
Gross profit                          5,095      6,739       7,362      6,252      4,745      5,284      6,181      6,191
Net earnings                          1,005      1,776       2,274      2,058      1,130      1,510      2,098      1,676
Basic earnings per share                .12        .21         .27        .25       0.14       0.18       0.26       0.20
Diluted earnings per share              .12        .21         .27        .25       0.14       0.18       0.25       0.20


Note 16 - Subsequent Event

     On February 3, 1999, the Company entered into an interest rate swap agreement with a notional amount of $10,000. The swap agreement has a maturity date of June 3, 2002 and requires the Company to make fixed rate interest payments on the notional amount of 8.01% per annum in exchange for floating rate payments equal to LIBOR plus 2.55%. The Company is exposed to credit risk in the unlikely event of the nonperformance by the counterparties. Interest to be paid or received is accrued over the life of the agreement at the net effective interest rate for the swap and corresponding debt instrument.

               Report of Independent Certified Public Accountants



The Board of Directors and Stockholders
Blonder Tongue Laboratories, Inc.:



The audits referred to in our report dated February 12, 1999 relating to the consolidated financial statements of Blonder Tongue Laboratories, Inc. and subsidiaries, which is contained in Item 8 of this Form 10-K, included the audit of the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.




BDO Seidman, LLP
Woodbridge, New Jersey


February 12, 1999

               BLONDER TONGUE LABORATORIES, INC. AND SUBSIDIARIES
           SCHEDULE II. VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              for the years ended December 31, 1998, 1997 and 1996
                             (Dollars in thousands)


         Column A                         Column B            Column C                Column D        Column E
         --------                         --------            --------                --------        --------
                                                              Additions

                                          Balance at     Charged       Charged
  Allowance for Doubtful                  Beginning         to         to Other      Deductions      Balance at
         Accounts                         of Period      Expenses      Accounts      Write-Offs    End of Period
  ----------------------                  ----------     --------      --------      ----------    -------------
Year ended December 31, 1998:               $607           $598           -           ($ 4)           $1,201

Year ended December 31, 1997:               $280           $366           -           ($39)           $  607

Year ended December 31, 1996:               $205           $135           -           ($60)           $  280

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